Exhibit 10.2

AMERICAN INTERNATIONAL GROUP, INC.

STOCK OPTION AWARD AGREEMENT

1. Award of Stock Options. American International Group, Inc. (“AIG”) has awarded you stock options (the “Awards”) to purchase 1,500,000 shares of Common Stock (“Shares”) with an exercise price equal to $●.1 This award agreement (“Award Agreement”), dated ●, 20172 (the “Date of Grant”), sets forth the terms and conditions of the Awards. Capitalized terms not defined in the Award Agreement have the meanings ascribed to them in the American International Group, Inc. 2013 Omnibus Incentive Plan (the “Plan”).

2. Vesting; Expiration. The Awards comprise five sets of stock options (the “Stock Options”) as follows: the Time-Vesting Options, the $10 Performance Options, the $20 Performance Options, the $20 Inducement Options and the $30 Inducement Options. For purposes of this Award Agreement, the $10 Performance Options, the $20 Performance Options, the $20 Inducement Options and the $30 Inducement Options are collectively referred to as the “Performance Options.” Notwithstanding anything to the contrary in the Plan or herein, the Stock Options will expire and no longer be exercisable as of ●, 20243 (the “Expiration Date”), subject to earlier termination as provided in this Award Agreement, or otherwise in accordance with the Plan.

3. Awards.

3.1 First Award. Stock Options to purchase 500,000 Shares (the “Time-Vesting Options”) will vest in equal, annual installments on each of the first three anniversaries of the Date of Grant, such that 166,666 Time Options will vest on ●, 2018, 166,667 Time Options will vest on ●, 2019 and 166,667 Time Options will vest on ●, 2020.

3.2 Second Award. Stock Options to purchase 300,000 Shares (the “$10 Performance Options”) will vest in equal, annual installments on each of the first three anniversaries of the Date of Grant, or, if later, on the close of the twentieth consecutive trading day on the New York Stock Exchange on which the closing price of Common Stock is at least $10.00 over $●4 (the “Reference Price”).

3.3 Third Award. Stock Options to purchase 200,000 Shares (the “$20 Performance Options”) will vest on the close of the twentieth consecutive trading day on the New York Stock Exchange on which the closing price of Common Stock is at least $20.00 over the Reference Price.

3.4 Fourth Award. Stock Options to purchase 100,000 Shares (the “$20 Inducement Options”) will vest on the close of the twentieth consecutive trading day on the New York Stock Exchange on which the closing price of Common Stock is at least $20.00 over the Reference Price.

3.5 Fifth Award. Stock Options to purchase 400,000 Shares (the “$30 Inducement Options”) will vest on the close of the twentieth consecutive trading day on the New York Stock Exchange on which the closing price of Common Stock is at least $30.00 over the Reference Price.

[1]	Fair market value on the Date of Grant.
[2]	Effective date of hire.
[3]	Seventh anniversary of the Date of Grant.
[4]	Closing stock price on day before public announcement of hire.

4. Vesting in the Event of Termination.

4.1 Termination Generally. Except as otherwise provided in this Section 4, if your Employment terminates for any reason, vested Stock Options will remain exercisable for 90 days following your date of termination (but in no case later than the Expiration Date) and any unvested Stock Options will immediately terminate and be forfeited.

4.2 Termination for Cause. In the case of your termination of Employment by the Company for Cause, all Stock Options (whether vested or unvested) will immediately terminate and be forfeited. For purposes of this Award Agreement, “Cause” has the meaning set forth in the American International Group, Inc. 2012 Executive Severance Plan (the “ESP”), except that the procedure for determining Cause thereunder shall not apply.

4.3 Involuntary Termination, Retirement or Disability. Subject to Section 4.4, in the case of your termination of Employment by the Company without Cause or by you for Good Reason, your death, Retirement or Disability, (i) any vested Stock Options will remain exercisable for three years following your date of termination (or date of death or Disability, if applicable), (ii) any unvested Time-Vesting Options will immediately vest and remain exercisable for three years following your date of termination (or date of death or Disability, as applicable), (iii) if unvested, the $10 Performance Options will be deemed to have attained the three-anniversary time-vesting requirement, and (iv) any unvested Performance Options will continue to be eligible to vest (relative to the Reference Price, in the case of the $10 Performance Options) and become exercisable for three years following your date of termination (or date of death or Disability, as applicable), provided that no Stock Options will remain exercisable beyond the Expiration Date. For purposes of this Award Agreement, (a) “Retirement” means a voluntary termination of Employment initiated by you (while you are in good standing with the Company) on or after ●, 20205 (b) “Good Reason” has the meaning set forth in the Letter Agreement, dated May 14, 2017, between you and the Company and (c) “Disability” has the meaning set forth in the ESP.

4.4 Release of Claims. In the case of your termination of Employment by the Company without Cause or by you for Good Reason or your Retirement, as a condition to the treatment of outstanding Stock Options set forth in Section 4.3, you will be required to execute the ESP form of release (the “Release”) modified to cover the treatment of outstanding Stock Options pursuant to Section 4.3, which Release will include, without limitation, a non-competition requirement for six months following your date of termination. The Release must be executed by you and become irrevocable within 90 days of your Retirement, and you may not exercise any Stock Options prior to the effective date of the Release.

5. Status of Awards. The Time-Vesting Options, the $10 Performance Options and the $20 Performance Options are granted pursuant to and under the Plan. The $20 Inducement Options and the $30 Inducement Options are granted outside of the terms of the Plan, and the share reserve thereunder, as “employment inducement grants” within the meaning of NYSE Manual 303A.08 (the “Inducement Grants”). Subject to the terms of this Award Agreement, the Awards will be subject to the terms and conditions of the Plan and the Inducement Grants will be governed as if they had been granted under the Plan.

[5]	Third anniversary of Date of Grant.

6. Exercisability of Vested Options. Vested Options may be exercised in accordance with procedures set forth in Section 2.3.5 of the Plan, including procedures established by AIG. Stock Options that are not vested may not be exercised.

7. Non-Disclosure. During the term of your Employment, the Company has permitted and will continue to permit you to have access to and become acquainted with information of a confidential, proprietary and/or trade secret nature. During your Employment and any time thereafter, you agree that (i) all confidential, proprietary and/or trade secret information received, obtained or possessed at any time by you concerning or relating to the business, financial, operational, marketing, economic, accounting, tax or other affairs at the Company or any client, customer, agent or supplier or prospective client, customer, agent or supplier of the Company will be treated by you in the strictest confidence and will not be disclosed or used by you in any manner other than in connection with the discharge of your job responsibilities without the prior written consent of the Company or unless required by law, and (ii) you will not remove or destroy any confidential, proprietary and/or trade secret information and will return any such information in your possessions, custody or control at the end of your Employment (or earlier if so requested by the Company). Nothing herein shall prevent you from making or publishing any truthful statement (a) when required by law, subpoena or court order, (b) in the course of any legal, arbitral or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization, or (d) in connection with any investigation by the Company.

8. Non-Solicitation. Your Employment with the Company requires exposure to and use of confidential, proprietary and/or trade secret information (as set forth in Paragraph 7). You agree that (i) during your Employment with the Company and any time thereafter, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, call upon, communicate with or attempt to communicate with any customer or client or prospective customer or client of the Company where to do so would require the use or disclosure of confidential, proprietary and/or trade secret information, and (ii) during your Employment with the Company and for a period of one (1) year after Employment terminates for any reason, you will not, directly or indirectly, regardless of who initiates the communication, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to any employee, consultant, registered representative, or agent of the Company to terminate his or her Employment or other relationship with the Company or to leave its employ or other relationship with the Company for any engagement in any capacity or any other person or entity.

9. Non-Disparagement. You agree that during and after your Employment with the Company, you will not make disparaging comments about AIG or any of its subsidiaries or affiliates or any of their officers, directors or employees to any person or entity not affiliated with the Company. Nothing herein shall prevent you from making or publishing any truthful statement (a) when required by law, subpoena or court order, (b) in the course of any legal, arbitral or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization, or (d) in connection with any investigation by AIG.

10. Notice of Termination of Employment. Except where local law prohibits enforcement, you agree that if you voluntarily resign you will give at least six months’ written notice to the Company of your voluntary Termination, which may be working notice or non-working notice at the Company’s sole discretion and which notice period is waivable by the Company at the Company’s sole discretion.

11. Clawback/Repayment. Notwithstanding anything to the contrary contained herein, in consideration of the grant of this award, you agree that this award and any payments hereunder will be subject to forfeiture and/or repayment to the extent provided for in the AIG Clawback Policy, as in effect from time to time, if it is determined in accordance with the policy that a Covered Event (as defined in such policy) has occurred.

12. Entire Agreement. The Plan is incorporated herein by reference. This Award Agreement and the Plan constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

13. Notices. Any notice or communication required to be given or delivered to AIG under the terms of this Award Agreement will be in writing (which may include an electronic writing) and addressed to the Corporate Secretary of AIG at its principal corporate offices as specified in Section 9E of the Plan or, with respect to the acceptance of an Award, as specified in Schedule A or the Compensation Plan Grant Acceptance website. Any notice required to be given or delivered to you will be in writing (including an electronic writing) and addressed to you at your AIG email address or your home address on file in AIG’s payroll or personnel records. All notices will be deemed to have been given or delivered upon: personal delivery; electronic delivery or three (3) business days after deposit in the United States mail by certified or registered mail (return receipt requested) or one (1) business day after deposit with any return receipt express courier (prepaid).

14. Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

15. Signatures. Execution of this Award Agreement by the Company and/or you may be in the form of an electronic, manual or similar signature, and such signature shall be treated as an original signature for all purposes.

IN WITNESS WHEREOF, AMERICAN INTERNATIONAL GROUP, INC. has caused this Award Agreement to be duly executed and delivered as of the date hereof.

AMERICAN INTERNATIONAL GROUP, INC.

By:
W. Don Cornwell Chair, Compensation and Management Resources Committee

By your signature, you (i) acknowledge that a complete copy of this Award Agreement and the Plan have been made available to you and (ii) agree to all of the terms and conditions set forth in this Award Agreement and the Plan.

Brian Duperreault